Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ENTERS LICENSING AGREEMENT FOR GENERIC CONCERTA®,
METHYLPHENIDATE HYDROCHLORIDE ER TABLETS

Philadelphia, PA — August 3, 2018 — Lannett Company, Inc. (NYSE: LCI) today announced that it has entered into an exclusive perpetual licensing agreement with Andor Pharmaceuticals, LLC for Methylphenidate Hydrochloride Extended Release (ER) tablets USP (CII) in 18 mg, 27 mg, 36 mg and 54 mg strengths.  Andor’s pending Abbreviated New Drug Application (ANDA) of Methylphenidate included all bioequivalence metrics recommended by FDA and is expected to be approved as an AB-rated generic equivalent to the brand Concerta®.  Total U.S. sales of Methylphenidate Hydrochloride Extended Release (ER) tablets were approximately $1.8 billion for the 12 months ended June 2018, according to IMS.

Under the agreement, Lannett will primarily provide sales, marketing and distribution support of Andor’s Methylphenidate ER product, for which it will receive a percentage of the net profits.

“We look forward to returning to this AB-rated Methylphenidate market,” said Tim Crew, chief executive officer of Lannett.  “Based on Andor’s target action date of February 1, 2019, we are optimistic about launching the product well within calendar 2019.  The product adds to the sizable number of products we expect to launch in the near term.  In June, we commenced marketing four products and, in the coming months, expect to begin marketing several others.  While we build out our pipeline, we remain focused on near-term growth opportunities, which include commercializing the products in our portfolio and forming strategic alliances to in-license / acquire products.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statement, including, but not limited to, successfully commercializing Methylphenidate ER and other products in the company’s portfolio, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time, including the prospectus supplement related to the proposed offering to be filed with the SEC.  These forward-looking statements represent the Company’s judgment as of the date of this news release.  The Company disclaims any intent or obligation to update these forward-looking statements.

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